UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 4, 2019

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

784 Memorial Drive, Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Transaction with Healthcare Royalty Partners

Purchase and Sale Agreement

On March 5, 2019, Infinity Pharmaceuticals, Inc. (the “Company”) entered into a purchase and sale agreement (the “Purchase Agreement”) with HealthCare Royalty Partners III, L.P. (the “Purchaser”) providing for the acquisition by the Purchaser of the Company’s interest in certain royalty payments (the “Purchased Assets”) based on worldwide annual net sales of products containing IPI-145 (such products, collectively, the “Licensed Product” and such acquisition, the “Transaction”) pursuant to that certain Amended and Restated License Agreement, dated as of November 1, 2016 (the “License Agreement”), by and between the Company and Verastem, Inc. (“Verastem”). Following satisfaction of customary closing conditions (the date of such satisfaction, the “Closing Date”), the Company will receive $30.0 million (the “Closing Date Payment”), less certain transaction expenses. The Company will also be entitled to receive up to $15.0 million in milestone payments based on the achievement of certain pre-specified net sales levels of the Licensed Product in the United States in the calendar year 2019 and up to an additional $5.0 million milestone payment based on the achievement of a certain pre-specified net sales level of the Licensed Product in the United States in the calendar year 2020 (the milestone payments collectively referred to as the “Sales Milestone Payments”). The Sales Milestone Payments, if paid, together with the Closing Date Payment are collectively referred to herein as the “Investment Amount”.

Pursuant to the Purchase Agreement, the Company’s sale of the Purchased Assets shall be subject to an increasing cap amount equal to, for each applicable time period specified below, a multiple, as set forth below, of (a) the Investment Amount plus (b) 100% of the reasonably incurred Applicable Purchaser Expenditures (as defined below) (the “Cap Amount”):

Time Period	Cap Amount

From the Closing Date until June 30, 2022	145%

From July 1, 2022 through June 30, 2023	155%

From July 1, 2023 through June 30, 2024	165%

From July 1, 2024 through June 30, 2025	175%

On any date that aggregate payments made to the Purchaser with respect to the Purchased Assets based on worldwide, annual net sales of the Licensed Product equal the Cap Amount applicable to such date (the “Cap Date”), the Purchase Agreement will automatically terminate and all rights to the royalty stream with respect to the Licensed Product will revert to the Company (the “Reversion”); provided, however, that if the Cap Date has not been achieved by June 30, 2025, there shall be no Cap Date, and the term of the Purchase Agreement shall continue through the term of the License Agreement. Prior to June 30, 2025, the Company shall have the right, but not the obligation, at any time prior to the Cap Date (if applicable), to cause the occurrence of the Cap Date (including for the purpose of determining the termination date of the Purchase Agreement) by paying to the Purchaser an amount equal to (i) the then-applicable Cap Amount less (ii) 100% of all payments made in respect of the Purchased Assets received by the Purchaser pursuant to the License Agreement or the Purchase Agreement through the date of such payment.

The Company will retain in full its obligations to make payments to Intellikine LLC (“Intellikine”), a subsidiary of Takeda Pharmaceutical Company Limited, pursuant to the Company’s agreement with Intellikine, as amended. Verastem will continue to pay the Company royalties with respect to net sales of the Licensed Product that the Company is obligated to pay to Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited and the Company will retain in full its obligations to make the royalty payments to those entities pursuant to the Company’s separate agreements with those entities.

If the License Agreement is terminated prior to the Cap Date, the Company shall use commercially reasonable efforts, at the Purchaser’s request, in consultation and cooperation with the Purchaser, for a prespecified time period (the “Initial Search Period”), to locate, negotiate and secure a license of the intellectual property rights with respect to the Licensed Product (any such license, a “New Arrangement”); provided, that the Purchaser shall have the right to consent in writing to any New Arrangement, which approval shall not be unreasonably withheld or delayed. Following the expiration or termination of the Initial Search Period, the Company shall use commercially reasonable efforts to provide cooperation and assistance to the Purchaser in connection with the Purchaser’s efforts to locate, negotiate and secure a New Arrangement; provided, that the Company shall have the right to consent in writing to any New Arrangement, which approval shall not be unreasonably withheld or delayed.

The Purchaser shall bear all expenses in connection with any obligations set forth in the Purchase Agreement regarding protection and enforcement of certain intellectual property underlying the Licensed Product and efforts in connection with the location, negotiation and securing of a New Arrangement, including the reimbursement of the Company for all out-of-pocket third-party expenses of the Company (including reasonable attorney’s fees) incurred by the Company in connection with such activities (collectively, the “Applicable Purchaser Expenditures”).

The Purchase Agreement contains other customary terms and conditions, including representations and warranties, conditions precedent, indemnities and covenants, including covenants that, among other things, require the Company to provide certain information to the Purchaser with respect to the License Agreement and the Licensed Product and to cooperate with the Purchaser, at the Purchaser’s expense, to take certain actions under the License Agreement and otherwise with respect to the Licensed Product to protect the Purchaser’s rights to receive the royalty payments. These covenants are subject to a number of important exceptions and qualifications.

In addition to the Cap Date, the Purchase Agreement (a) may be terminated (i) by mutual agreement of the Company and the Purchaser and (ii) by either of the Company or the Purchaser, if the Transaction does not close within 30 days of the date of the Purchase Agreement, and (b) shall automatically terminate upon the expiration of the Company’s and Verastem’s obligations to each other under the License Agreement (for a reason other than early termination thereof).

The above description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Protective Rights Agreement

As part of the Transaction, on the Closing Date, the Company is obligated to enter into a Protective Rights Agreement (the “PRA”) with HCR Collateral Management, LLC, as agent for the Purchaser (the “Agent”). Under the PRA, the Company is obligated to grant to the Agent, among other things, a security interest in all of the Company’s right, title and interest in, to and under the Purchased Assets, certain patents owned by the Company and underlying the Licensed Product, and certain related rights and proceeds thereof. The PRA will not give a security interest in any other Company assets and terminates upon termination of the Purchase Agreement, at which time all rights will revert to the Company.

The rights of the Agent under the PRA are exercisable (a) in the event that the Transaction is characterized by a court of competent jurisdiction as a loan, rather than a sale; (b) upon the occurrence of certain insolvency events with respect to, or breaches of the Purchase Agreement by, the Company that have caused or would reasonably be expected to cause: (i) the invalidity of the security interest pursuant to the PRA or the Purchase Agreement, (ii) impairment of a material portion of the collateral or (iii) termination of the License Agreement; and (c) upon any breach by the Company of its obligations to locate, negotiate and secure a New Arrangement or to provide cooperation and assistance to the Purchaser in connection therewith.

The above description of the PRA is qualified in its entirety by reference to the PRA, which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Intellikine Amendment

On March 4, 2019 (the “INK Amendment Effective Date”), the Company entered into Amendment No. 4 to Amended and Restated Development and License Agreement (the “INK Amendment”) with Intellikine. The INK Amendment amends the Company’s Amended and Restated Development and License Agreement, effective as of December 24, 2012 (as amended on July 29, 2014, on September 27, 2016, and on July 26, 2017 and by the INK Amendment, the “Existing INK Agreement”) with Intellikine (as successor to Intellikine, Inc.).

Under the Existing INK Agreement, the Company is obligated to pay Intellikine 50% of the royalties otherwise payable to the Company pursuant to the License Agreement, subject to certain exceptions. Pursuant to the INK Amendment, Intellikine has consented to the sale of the Purchased Assets, has agreed to forego its rights to 50% of the royalties during the period prior to the Reversion and has agreed not to seek any payment from the Purchaser with respect to the royalties owed to Intellikine in exchange for payments equal to (a) 25% of the Investment Amount, net of 25% of the expenses incurred by the Company in connection with the Transaction (the aggregate amount of such expenses shall be capped at $4.0 million), within 15 days of receipt of any portion of the Investment Amount by the Company and (b) 25% of the royalties that would have been payable to the Company but for the consummation of the Transaction, no later than the date such payments would have been received by the Company under the License Agreement (the “Interim Obligation”). The Company also has the right to extinguish the Interim Obligation by payment to Intellikine of an amount equal to (i) the amount paid to Intellikine under clause (a) of the foregoing sentence multiplied by the multiple set forth in the table below corresponding to the time period in which such extinguishing payment is made, minus (ii) all payments made to Intellikine pursuant to the Interim Obligation:

Time Period	Multiple

From the INK Amendment Effective Date until June 30, 2022	145%

From July 1, 2022 through June 30, 2023	155%

From July 1, 2023 through June 30, 2024	165%

From July 1, 2024 through June 30, 2025	175%

The Interim Obligation shall expire upon the occurrence of the Reversion, at which time the Company’s obligations under the Existing INK Agreement to pay to Intellikine 50% of the royalties payable under the License Agreement shall be reinstated.

The above description of the INK Amendment is qualified in its entirety by reference to the INK Amendment, which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2019.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 relating to the Transaction is hereby incorporated by reference into this Item 2.03.

Item 8.01 Other Events

On March 6, 2019, the Company issued a press release announcing the Transaction. The full text of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information contained on the websites referenced in the press release is not incorporated herein.

Item 9.01 Exhibits and Financial Statements

Exhibit No.	Description

99.1	Press Release dated March 6, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: March 6, 2019	By:	/s/ Seth A. Tasker
Seth A. Tasker
Vice President and General Counsel